UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2010

Constar International Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-01982	13-1889304
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Crown Way Philadelphia, PA	19154-4599
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 552-3700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On April 29, 2010, Constar International Holland (Plastics) B.V. (“Constar Holland”), which is a subsidiary of Constar International Inc. (the “Company”) organized under the laws of the Netherlands, entered into a receivables financing agreement and an inventory financing agreement (the “Credit Agreements”) with ING Commercial Finance B.V., a company organized under the laws of the Netherlands (“Lender”).

The receivables financing agreement provides for advances of up to 85% (subject to certain exclusions and limitations) of the face amount of approved receivables. The inventory financing agreement provides for advances of up to 50% (subject to certain exclusions and limitations) of the acquisition cost of raw materials in inventory, including a margin for overhead.

The actual amount of financing available under the Credit Agreements will fluctuate from time to time because it depends on inventory and accounts receivable values that fluctuate from time to time and is subject to limitations and exclusions that the Lender may from time to time impose in its discretion and other limitations. Although the amount of financing under the Credit Agreements will fluctuate as described above, the Company currently anticipates that generally at least $5 million will be available under the Credit Agreements, which is the maximum amount that the Company currently anticipates that it would borrow under the Credit Agreements.

Advances under each Credit Agreement bear interest at EURIBOR plus 2% per year and a credit commission of 1/24% per month. A turnover commission of 0.20% is also applicable to the receivables financing agreement.

The initial duration of each Credit Agreement is for two years. At the end of this period, the Credit Agreements automatically renew for successive one-year periods unless at least 90 days’ notice of earlier termination is given by either party. In addition, the Credit Agreements may terminate earlier in the case of an event of default. If Constar Holland terminates the Credit Agreements early (other than as a result of certain changes to the terms made by the Lender), or there is a termination due to an event of default, Constar Holland must pay the total amount of interest and commissions that the Lender would have received if the Credit Agreements had continued for the remaining agreed upon term.

Constar Holland’s obligations under the financing agreements are secured by its receivables and inventory and related rights.

The Credit Agreements and related agreements with the Lender contain covenants, representations and warranties and events of default. Events of default include, but are not limited to:

•	a dividend or other distribution from Constar Holland causing its equity capital to amount to less than 35% of total assets;

•	a breach of a covenant, representation, warranty or certification made in connection with a Credit Agreement, including a default in the payment of any amount due under the Credit Agreements;

•	a default or acceleration with respect to financing or guarantee agreements of Constar Holland of more than €50,000 or the occurrence of certain insolvency events; and

•	Constar Holland becoming subject to certain judgments.

If an event of default shall occur and be continuing under a Credit Agreement, the Lender may, among other things, accelerate the maturity of the Credit Agreements.

There is no material relationship between the Company or any of its affiliates and the Lender, other than in respect of the Credit Agreements.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this report consists of forward-looking statements within the meaning of the federal securities laws, including statements regarding the intent, belief or current expectations of the Company and its management which are made with words such as “will,” “may,” “expect,” “estimate,” “intend,” “believe,” and similar words. These forward-looking statements are not guarantees of performance or results. They are subject to a number of assumptions and involve a number of risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the company to differ from expectations include, among other things: inventory and accounts receivable values and eligibility; modifications that may be imposed by the Lender under the Credit Agreements from time to time; and other factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings made prior to, on or after today. The Company cautions readers not to place undue reliance on any forward-looking statements included in this report, which speak only as of the date hereof. The Company does not intend to review, revise, or update any particular forward-looking statements in light of future events.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 above is hereby incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2010	CONSTAR INTERNATIONAL INC.

	By:	/S/J. MARK BORSETH
Name: J. Mark Borseth
Title: Executive Vice President and Chief Financial Officer